Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

January 26, 2024

BrightSpring Health Services, Inc.

805 N. Whittington Parkway

Louisville, Kentucky 40222

Ladies and Gentlemen:

We have acted as counsel to BrightSpring Health Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 31,275,903 shares of its common stock, par value $0.01 per share (the “Common Stock”), consisting of (1) up to 14,156,864 of Common Stock (the “2017 Plan Shares”) that may be issued by the Company pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”), and (2) up to 17,119,039 shares of Common Stock (together with the 2017 Plan Shares, the “Shares”) that may be issued by the Company pursuant to the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan (together with the 2017 Stock Plan, the “Plans”).

We have examined the Registration Statement, a form of the Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

BrightSpring Health Services, Inc.	-2-	January 26, 2024

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP